3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

A. M. CASTLE & CO.

For Further Information:

———AT THE COMPANY———	——AT ASHTON PARTNERS——
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO (847) 349-2576 Email: lboik@amcastle.com	Katie Pyra (312) 553-6717 Email: kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS) Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 23, 2006

A. M. Castle & Co Signs Multi-Year Agreement with United Steelworkers

FRANKLIN PARK, IL, October 23rd – A. M. Castle & Co. (AMEX: CAS), a leading global distributor of specialty metal and plastic products, services and supply chain solutions, announced today that on Sunday, October 22, 2006 members of the United Steelworkers Union ratified a 4-year collective bargaining agreement through September 30, 2010.

The agreement covers 278 employees at the Company’s facilities located in Franklin Park, Illinois; Bedford Heights, Ohio; and Kansas City, Missouri.

“The new agreement allows us to continue to effectively serve our customers while providing fair improvements in wages and benefits for our employees. We are very pleased that we were able to reach an agreement and are looking forward to focusing on future growth and driving shareholder value together,” commented Mike Goldberg, President and CEO of A. M. Castle.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloys; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America and Europe. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.